As filed with the Securities and Exchange Commission on June 22, 2004

Registration No. 333–113903

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM S–1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DESIGN WITHIN REACH, INC.

(Exact name of registrant as specified in its charter)

Delaware	5712	94-3314374
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

225 Bush Street, 20th Floor

San Francisco, CA 94104

(415) 676-6500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Wayne Badovinus

President and Chief Executive Officer

Design Within Reach, Inc.

225 Bush Street, 20th Floor

San Francisco, CA 94104

(415) 676-6500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David A. Hahn, Esq. Latham & Watkins LLP 600 W. Broadway, Suite 1800 San Diego, CA 92101 (619) 236-1234	William B. Brentani, Esq. Simpson Thacher & Bartlett LLP 3330 Hillview Avenue Palo Alto, CA 94304 (650) 251-5000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

Design Within Reach, Inc. has prepared this Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-113903) for the purpose of filing with the Securities and Exchange Commission a certain exhibit to the Registration Statement. Amendment No. 4 does not modify any provision of the Prospectus that forms a part of the Registration Statement and accordingly such Prospectus has not been included herein.

PART II

Information Not Required in Prospectus

ITEM 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than the underwriting discounts and commissions payable by the Registrant in connection with the sale and distribution of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market application fee.

SEC registration fee	$6,732
NASD filing fee	6,350
Nasdaq National Market application fee	100,000
Accounting fees and expenses	350,000
Legal fees and expenses	800,000
Printing and engraving expenses	250,000
Blue sky fees and expenses	10,000
Transfer agent and registrar fees and expenses	30,000
Miscellaneous	96,918

Total	$1,650,000

ITEM 14. Indemnification of Directors and Officers

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonable available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director except for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate or incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

•	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our bylaws are not exclusive.

Our amended and restated certificate of incorporation, attached as Exhibit 3.01 hereto, and our bylaws, attached as Exhibit 3.02 hereto, provide for the indemnification provisions described above and elsewhere herein. In addition, we intend to enter into separate indemnification agreements, a form of which is attached as Exhibit 10.01 hereto, with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also may require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

The form of Underwriting Agreement, attached as Exhibit 1.01 hereto, provides for indemnification by the underwriters of us and our officers and directors for specified liabilities, including matters arising under the Securities Act.

ITEM 15. Recent Sales of Unregistered Securities

The following list sets forth information regarding all securities sold by us over the past three years which were not registered under the Securities Act:

(1)	In May 2003, we issued and sold to accredited investors 1,406,506 shares of our Series B preferred stock at a price of $3.45 per share, for aggregate proceeds of $4.85 million. We used the proceeds from these issuances, together with other available funds, to repurchase 1,960,784 shares of our Series B preferred stock at a price of $3.45 per share from Reed Business Information, a division of Reed Elsevier, Inc., for aggregate consideration of $6.76 million.

(2)	Between March 15, 2001 and May 31, 2004, we granted options to purchase 1,722,350 shares of our common stock to employees, directors and consultants under our 1999 Stock Plan, as amended, at exercise prices ranging from $0.60 to $7.00 per share. Of the options granted, 1,529,962 remain outstanding, 93,138 shares of common stock have been purchased pursuant to exercises of stock options and 99,250 shares have been cancelled and returned to the 1999 Stock Plan option pool.

The offers, sales, and issuances of the securities described in paragraph (1) were deemed to be exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D in that the issuance of securities to the accredited investors did not involve a public offering. The purchasers of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. Each of the recipients of securities in the transactions described in paragraph (1) were accredited investors under Rule 501 of Regulation D.

The offers, sales and issuances of the options and common stock described in paragraph (2) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under such rule. The recipients of such options and common stock were our employees, directors or bona fide consultants and received the securities under our stock incentive plan. Appropriate legends were affixed to the share certificates issued in such transactions. Each of these recipients had adequate access, through employment or other relationships, to information about us.

There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

ITEM 16. Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed herewith:

Exhibit Number		Exhibit Title

1.01	**	Form of Underwriting Agreement

3.01	**	Form of Amended and Restated Certificate of Incorporation to be in effect upon the closing of this offering

3.02	**	Form of Amended and Restated Bylaws to be in effect upon the closing of this offering

4.01	**	Form of Specimen Common Stock Certificate

4.02	**	Warrant, dated October 2, 1998, issued to JH Partners, LLC, formerly known as Jesse.Hansen&Co.

4.03	**	Investors’ Rights Agreement, dated May 12, 2000, by and among Design Within Reach, Inc. and the investors named therein

4.04	**	Amendment to Investors’ Rights Agreement, dated May 8, 2003, by and among Design Within Reach, Inc. and the investors named therein

5.01		Opinion of Latham & Watkins LLP

10.01	**	Form of Indemnification Agreement entered into by Design Within Reach, Inc. and its directors and executive officers

10.02	**	Sublease Agreement, dated October 23, 2003, by and between National Broadcasting Company, Inc. and Design Within Reach, Inc.

10.03	**	Lease Agreement, dated October 2, 2003, by and between Dugan Financing LLC and Design Within Reach, Inc.

10.04	**	Design Within Reach, Inc. 1999 Stock Plan, amended as of October 29, 2003

10.05	**	Design Within Reach, Inc. 2004 Equity Incentive Award Plan

10.06	**	Design Within Reach, Inc. Employee Stock Purchase Plan

10.07	**	Credit Agreement, dated as of July 10, 2002, by and between Design Within Reach, Inc. and Wells Fargo HSBC Trade Bank, N.A.

10.08	**	First Amendment to Credit Agreement, dated as of July 30, 2003, by and between Design Within Reach, Inc. and Wells Fargo HSBC Trade Bank, N.A.

10.09	**	Second Amendment to Credit Agreement, dated as of November 18, 2003, by and between Design Within Reach, Inc. and Wells Fargo HSBC Trade Bank, N.A.

10.10	**	Private Label Credit Card Program Agreement, dated as of November 13, 2003, between World Financial Network National Bank and Design Within Reach, Inc.

10.11	**	Offer of Employment Letter dated February 22, 2000 between Design Within Reach, Inc. and Wayne Badovinus

10.12	**	Offer of Employment Letter dated February 22, 2000 between Design Within Reach, Inc. and David Barnard

10.13	**	Letter Agreement, dated February 9, 2004, by and between Design Within Reach, Inc. and JH Partners, LLC, formerly known as Jesse.Hansen&Co.

10.14	**	Third Amendment to Credit Agreement, dated as of June 3, 2004, by and between Design Within Reach, Inc. and Wells Fargo HSBC Trade Bank, N.A.

23.01	**	Consent of Latham & Watkins LLP (included in Exhibit 5.01)

23.02	**	Consent of Grant Thornton LLP, independent certified public accountants

24.01	**	Power of Attorney.

**	Previously filed.

(b)	Financial statement schedules.

The following schedule required to be filed by Item 16(b) is contained on page II-6 of this registration statement:

Schedule II – Valuation and Qualifying Accounts for each of the fiscal years 2003, 2002 and 2001.

All other schedules have been omitted because they are either inapplicable or the required information has been given in the financial statements or the notes thereto.

ITEM 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, state of California, on June 22, 2004.

DESIGN WITHIN REACH, INC.

By:	/s/ WAYNE BADOVINUS
Wayne Badovinus President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ WAYNE BADOVINUS Wayne Badovinus	President, Chief Executive Officer and Director (Principal Executive Officer)	June 22, 2004

* David Barnard	Chief Financial Officer (Principal Financial and Accounting Officer)	June 22, 2004

* Robert Forbes	Director	June 22, 2004

* Hilary Billings	Director	June 22, 2004

* Edward Friedrichs	Director	June 22, 2004

* John Hansen	Director	June 22, 2004

* Terry Lee	Director	June 22, 2004

* William McDonagh	Director	June 22, 2004

* Lawrence Wilkinson	Director	June 22, 2004

*By:	/s/ WAYNE BADOVINUS
Wayne Badovinus Attorney-in-Fact

Schedule II – Valuation and Qualifying Accounts

	Balance at Beginning of Period	Additions Charges to Costs & Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
Allowance for Doubtful Accounts
Year Ended December 29, 2001	$20,000	$25,000	$—	$(23,751)	$21,249
Year Ended December 28, 2002	21,249	15,000	—	—	36,249
Year Ended December 27, 2003	36,249	—	—	—	36,249
Inventory Reserve Against Damaged Merchandise
Year Ended December 29, 2001	$300,000	$786,761	$—	$(677,204)	$409,557
Year Ended December 28, 2002	409,557	1,056,674	—	(934,874)	531,357
Year Ended December 27, 2003	531,357	1,263,853	—	(1,041,665)	753,545
Sales Return Allowance
Year Ended December 29, 2001	$350,000	$55,000	$—	$(175,000)	$230,000
Year Ended December 28, 2002	230,000	480,000	—	(150,000)	560,000
Year Ended December 27, 2003	560,000	475,000	—	(593,039)	441,961
Valuation Allowance for Deferred Tax Asset
Year Ended December 29, 2001	$2,450,000	$—	$—	$(119,000)	$2,331,000
Year Ended December 28, 2002	2,331,000	—	—	(449,000)	1,882,000
Year Ended December 27, 2003	1,882,000	—	—	(1,751,000)	131,000

EXHIBIT INDEX

Exhibit Number		Exhibit Title

1.01	**	Form of Underwriting Agreement

3.01	**	Form of Amended and Restated Certificate of Incorporation to be in effect upon the closing of this offering

3.02	**	Form of Amended and Restated Bylaws to be in effect upon the closing of this offering

4.01	**	Form of Specimen Common Stock Certificate

4.02	**	Warrant, dated October 2, 1998, issued to JH Parners, LLC, formerly known as Jesse.Hansen&Co.

4.03	**	Investors’ Rights Agreement, dated May 12, 2000, by and among Design Within Reach, Inc. and the investors named therein

4.04	**	Amendment to Investors’ Rights Agreement, dated May 8, 2003, by and among Design Within Reach, Inc. and the investors named therein

5.01		Opinion of Latham & Watkins LLP

10.01	**	Form of Indemnification Agreement entered into by Design Within Reach, Inc. and its directors and executive officers

10.02	**	Sublease Agreement, dated October 23, 2003, by and between National Broadcasting Company, Inc. and Design Within Reach, Inc.

10.03	**	Lease Agreement, dated October 2, 2003, by and between Dugan Financing LLC and Design Within Reach, Inc.

10.04	**	Design Within Reach, Inc. 1999 Stock Plan, amended as of October 29, 2003

10.05	**	Design Within Reach, Inc. 2004 Equity Incentive Award Plan

10.06	**	Design Within Reach, Inc. Employee Stock Purchase Plan

10.07	**	Credit Agreement, dated as of July 10, 2002, by and between Design Within Reach, Inc. and Wells Fargo HSBC Trade Bank, N.A.

10.08	**	First Amendment to Credit Agreement, dated as of July 30, 2003, by and between Design Within Reach, Inc. and Wells Fargo HSBC Trade Bank, N.A.

10.09	**	Second Amendment to Credit Agreement, dated as of November 18, 2003, by and between Design Within Reach, Inc. and Wells Fargo HSBC Trade Bank, N.A.

10.10	**	Private Label Credit Card Program Agreement, dated as of November 13, 2003, between World Financial Network National Bank and Design Within Reach, Inc.

10.11	**	Offer of Employment Letter dated February 22, 2000 between Design Within Reach, Inc. and Wayne Badovinus

10.12	**	Offer of Employment Letter dated February 22, 2000 between Design Within Reach, Inc. and David Barnard

10.13	**	Letter Agreement, dated February 9, 2004, by and between Design Within Reach, Inc. and JH Partners, LLC, formerly known as Jesse.Hansen&Co.

10.14	**	Third Amendment to Credit Agreement, dated as of June 3, 2004, by and between Design Within Reach, Inc. and Wells Fargo HSBC Trade Bank, N.A.

23.01	**	Consent of Latham & Watkins LLP (included in Exhibit 5.01)

23.02	**	Consent of Grant Thornton LLP, independent certified public accountants

24.01	**	Power of Attorney.

**	Previously filed.